Exhibit 99

FOR IMMEDIATE RELEASE July 30, 2024

PCS Edventures! to Present at the

MicroCap Leadership Summit

Boise, Idaho, July 30, 2024 — PCS Edventures!, Inc. (“PCSV”), a leading provider of K-12 Science, Technology, Engineering and Mathematics (“STEM”) education programs, today announced it has been selected to present at the 9th annual MicroCap Leadership Summit on Thursday, August 1st, 2024. The MicroCap Leadership Summit is a two-day event hosted by MicroCapClub at the Coeur d’Alene Resort in Coeur d’Alene, Idaho.

The PCS Edventures presentation will be made by President Michael Bledsoe. A copy of this presentation can be found at our website.

The MicroCap Leadership Summit is attended by 100 retail and institutional investors from around the world. PCS Edventures was one of six companies selected to present at this year’s event. For more information about the MicroCap Leadership Summit, please visit: http://microcapclub.com/summit/

About MicroCapClub

MicroCapClub is an exclusive forum for experienced microcap investors focused on microcap companies (sub $500m market cap) trading on United States, Canadian, European, and Australian markets. MicroCapClub was created to be a platform for experienced microcap investors to share and discuss stock ideas. Since 2011, its members have profiled 1000+ microcap companies. Investors can join this community by applying to become a member or subscribing to gain instant view only access. MicroCapClub’s mission is to foster the highest quality microcap investor Community, produce Educational content for investors, and promote better Leadership in the microcap arena. For more information, visit https://microcapclub.com/

For more information about PCS Edventures!, Inc., visit our website.

Company financial information and reports can be found at https://www.sec.gov

About PCS Edventures!, Inc.

PCS Edventures!, Inc. (“OTCPK: PCSV”) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st-century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, and Math (“STEM”). https://edventures.com/.

Forward-Looking Statements.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this Press Release. This Press Release should be considered in light of the disclosures contained in the filings of PCS and its “forward-looking statements” in such filings that are contained in the United States Securities and Exchange Commission (the “SEC”) Edgar Archives at https://www.sec.gov.

Contact.

Investor Contact: Michael Bledsoe 1.800.429.3110, mikeb@edventures.com

Investor Relations Web Site: https://investors.edventures.com/

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